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                                 CODE OF ETHICS
                                       FOR
                       LINCOLN INVESTMENT MANAGEMENT, INC.

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I.   INTRODUCTION

     IT IS THE DUTY OF ALL EMPLOYEES TO CONDUCT THEMSELVES WITH INTEGRITY, IN ACCORDANCE WITH THE CODE OF ETHICS, AND AT ALL TIMES TO PLACE THE INTERESTS OF THE SHAREHOLDERS AND CLIENTS FIRST. IN THE INTEREST OF THIS CREDO, ALL PERSONAL SECURITIES TRANSACTIONS WILL BE CONDUCTED CONSISTENT WITH THE CODE OF ETHICS AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL'S POSITION OF TRUST AND RESPONSIBILITY. THE FUNDAMENTAL STANDARD OF THIS CODE IS THAT PERSONNEL SHOULD NOT TAKE ANY INAPPROPRIATE ADVANTAGE OF THEIR POSITIONS.

     The Securities and Exchange Commission (SEC) has adopted Rule 17j-1 under the Investment Company Act of 1940. This Rule makes it unlawful for certain persons, including any investment adviser or principal underwriter to a registered investment company, in connection with the purchase or sale by such persons of a security held or to be acquired(1) by a registered investment company:

     -    to employ any device, scheme or artifice to defraud;

     - to make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

     - to engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

     -    to engage in any manipulative practice.

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(1)  A security is deemed to be "held or to be acquired" if within the most recent fifteen days it (i) is or has been held by the registered investment company or (ii) is being or has been considered by the registered investment company or its investment adviser for purchase by the registered investment company.


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     The Rule also requires that every registered investment company and each investment adviser or principal underwriter for such investment company shall adopt a written code of ethics containing provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of the code.

     Accordingly, the Board of Directors of Lincoln Investment Management, Inc. ("LIM") has adopted the following Code of Ethics to be effective for its directors, officers, and, where applicable, employees on and after March 1, 1998, thereby replacing all previous Codes of Ethics. This Code of Ethics does not replace, but is intended to supplement, the POLICY STATEMENT ON CONFLICTS OF INTEREST adopted by the Board of Directors of Lincoln National Corporation ("LNC").


II.  DEFINITIONS

     A. "ACCESS PERSON" of a Fund or Adviser includes each of its directors, officers, Investment Personnel and Advisory Persons.

     B.   "ADVISER" means Lincoln Investment Management, Inc.

     C. "ADVISORY PERSON" of a Fund or Adviser means (i) any employee (including employees of companies in a control relationship with a Fund or Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security, or whose functions relate to the making of any recommendations with respect to such purchases and sales; and (ii) any natural person in a control relationship with a Fund or Adviser who obtains information concerning recommendations with regard to the purchase or sale of a security.

          For purposes of this definition, "Advisory Person" when used with reference to Lincoln Investment Management, Inc. shall be deemed to include employees of the Treasurer's Department and Law Division of Lincoln National Corporation who otherwise satisfy this definition.

     D. "BENEFICIAL OWNERSHIP" means, among other things, the powers to (i) vote or control the voting of securities; (ii) transfer securities or control their transfer; (iii) receive income from securities or control the disposition of the income; or (iv) receive or control the disposition of the proceeds through a liquidation.

          Generally speaking, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security, is a "beneficial owner" of the security.


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          For example, an Access Person will generally be considered the beneficial owner of securities held in the name of a spouse, minor children, or a person not in the immediate family if the person is a relative sharing the same home or if, by reason of a contract, understanding, relationship, agreement, or other arrangement, the Access Person obtains benefits substantially equivalent to ownership.

     E. "COMPLIANCE COMMITTEE" of LIM consists of Tom McMeekin, President; JoAnn Becker, Senior Vice President; Steven R. Brody, Senior Vice President; Ann Warner, Vice President; J. Michael Keefer, Vice President and General Counsel of LIM; and Gina Rohrbacher, Compliance Officer.

          The Compliance Committee, with advice from the Law Division, will identify all Access Persons, Advisory Persons and Investment Personnel.

     F. "CONTROL" means investment discretion in whole or in part of an account regardless of beneficial ownership to include any controlling influence over the management or policies of an account and/or investment company, unless the power is solely the result of an official position with the company.

     G. "CONSIDERED FOR PURCHASE OR SALE" or "BEING PURCHASED OR SOLD" occurs when (i) a recommendation to purchase or sell a security has been made and communicated, or (ii) with respect to the person making a recommendation, the person first seriously considers making such a recommendation.

     H. "FUND" and "FUNDS" means the following entities listed on Exhibit A, and any other registered investment companies as to which LIM is the adviser or sub-adviser from time to time.

     I. "INVESTMENT PERSONNEL" means portfolio managers, securities analysts and traders, and those personnel who provide information and advice to a portfolio manager or who help execute the portfolio manager's decisions. All Investment Personnel are also considered Advisory Persons for purposes of this Code of Ethics.

     J. "PERSONAL SECURITIES TRANSACTION REPORT" is the SEC required quarterly report listing all personal securities transactions subject to the Code in which the Access Person or member(s) of his or her immediate family has, or by reason of such transaction acquires, any direct or indirect beneficial interest.

     K. "SECURITY" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, a certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, an investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities


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          (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relation to foreign currency, or, in general, any interest or participation in, temporary or interim certificate for, receipt for, guarantees of, or warrant or right to subscribe to or purchase, any of the foregoing.

          For purposes of the Code of Ethics, the following shall not be considered a Security:

          1.   U.S. Government Securities
          2.   Bank Certificate of Deposits
          3.   Bankers Acceptances
          4.   Commercial Paper
          5.   Mutual Funds (shares of open-end registered investment companies)
          6.   Securities issued or guaranteed by a U.S. Governmental Agency
          7.   Stock index options and futures contract
          8.   Nonfinancial Commodities
          9.   Foreign Currencies
          10.  Unit Investment Trusts
          11.  Variable Annuities
          12. Receipt of securities as a gift or inheritance. Future transactions would be subject to the Code of Ethics.
          13.  IRAs through open-end registered investment companies

     L. "WINDOW PERIOD" means a 30-day period commencing on the third trading day after the release of LNC's: (i) annual financial results; (ii) Annual Report to shareholders; and (iii) quarterly earnings reports.

III. PROHIBITED TRANSACTIONS

     A. The following restrictions apply to all ACCESS PERSONS. Any violation of any of these restrictions can be expected to result in serious sanctions, up to and including dismissal of the person or persons involved.

          1. No Access Person of a Fund or Adviser shall engage in any act, practice or course of conduct which would violate the provisions of Rule 17j-1.

          2. No Access Person of a Fund or Adviser shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of the purchase or sale (a) is being considered for purchase or sale by a Fund or any other client of an Adviser; or
               (b) is being purchased or sold by a Fund or any other client of an Adviser, whether pursuant to a program of trading or otherwise.


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          3.   No Access Person of a Fund or Adviser shall recommend any
               security transaction without first having disclosed his or her interest, if any, in the transaction or the issuer of the security, including without limitation:

               (a) his or her direct or indirect beneficial ownership of any securities of the issuer;

               (b) any contemplated transaction by the Access Person in such securities;

               (c) any position or other affiliation with the issuer or its affiliates; and

               (d) any present or proposed business relationship between the issuer or its affiliates and the Access Person or any party in which the Access Person has a significant interest.

          4. No Access Person making any such recommendation may purchase or sell the security which is the subject of the recommendation until after he or she has been informed that the Funds and any other clients of the Adviser considering the recommendation have deferred or rejected the recommendation. If the recommendation is approved for a Fund or other clients of the Adviser, the Access Person must adhere to all trading restrictions outlined in the Code of Ethics.

          5. No Access Person of a Fund or Adviser may reveal to any other person (except in normal course of his or her duties on behalf of a Fund or Adviser) any information regarding securities transactions by a Fund or any other clients of the Adviser or the consideration of any such securities transactions.

          6. No Access Person shall use actual knowledge of a Fund or other clients' transactions to profit by the market effect of such transaction. Any pattern of transactions involving parallel transactions (client buy/Access Person buys or both selling the same security) or involving opposite transactions (buy/sell or sell/buy) will be analyzed to determine if there are grounds to believe that the Code of Ethics has been violated.

          7. Each Access Person's personal transactions must be PRE-CLEARED by using LIM's Trading Compliance System prior to entering any orders for personal transactions with a registered broker/dealer. Pre-clearance is only valid on the day the security is cleared. If the order is not executed the day it is pre-cleared, the security must be pre-cleared again the following day prior to placing a personal transaction.


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          8.   No Access Person may execute a buy or sell order for a personal account in which he or she has beneficial ownership or control until the NEXT TRADING DAY following the execution of a Fund/client trade in that same security.

          9. All Access Persons are prohibited from receiving anything of more than a DE MINIMIS value (not to exceed $100) from any person or entity that does business with or on behalf of any Fund or client. Things of value may include, but not be limited to, travel expenses, special deals or incentives.

          10. All Access Persons require PRIOR written approval from the President of LIM, with advice from the Law Division, before they may serve on the board of directors of any company in which a Fund or other client of the Adviser has an investment.

     B. The following ADDITIONAL restrictions apply to all INVESTMENT PERSONNEL. Any violations of any of these requirements can be expected to result in serious sanctions, up to and including dismissal of the person or persons involved.

          1. All Investment Personnel are prohibited from purchasing any initial public offering for their personal account.

          2. All Investment Personnel are prohibited from purchasing any private placement without express PRIOR written consent by the Compliance Committee. All private placement holdings are subject to disclosure to the Compliance Officer. Investment Personnel who are the beneficial owners of a private placement must receive permission from the Compliance Committee prior to any participation by any such person in the consideration of an investment in the same issuer.

          3. No Investment Personnel may execute a buy or sell order for a personal account for which he or she has beneficial ownership within SEVEN CALENDAR DAYS BEFORE OR AFTER a Fund or other client he or she manages trades in that security.

IV.  EXEMPT TRANSACTIONS

     The  following transactions are EXEMPT from the prohibitions of Section
     III.

     A. Securities transactions in which the Access Person has no direct or indirect influence or control or over which the Access Person has granted full discretion to another;

     B. Securities transactions which are not eligible for participation in by the Funds or any other clients of the Adviser;


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     C.   Securities transactions which are non-volitional on the part of the
          Access Person, the Funds, or any other clients of the Adviser;

     D. Securities transactions in the form of stock dividends, dividend reinvestment, stock splits, mergers, consolidation or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

     E. Any acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities (to the extent such rights were acquired from the issuer), and sales of the rights so acquired;

     F. Securities transactions through systematic investment and qualified retirement plans (e.g., 401(k)).

     G. Securities transactions specifically approved by the Compliance Committee, with advice from the Law Division and the Compliance Officer, and deemed appropriate because of unusual or unforeseen circumstances.


V.   TRANSACTIONS IN LNC STOCK

     Transactions in LNC stock are governed by the restrictions on insider trading adopted from time to time by Lincoln National Corporation. The following is a summary of the restrictions on trading in LNC stock:

     A.   LNC Stock and Stock Options

          1.   Transaction does not need to be pre-cleared.
          2. Report all transactions on quarterly Personal Securities Transaction Report.
          3.   Transaction must be during the Window Period for officers.
          4.   Transaction is subject to insider trading restrictions.

     B.   EMPLOYEE STOCK PURCHASE PLAN through Smith Barney

          1.   Transaction does not need to be pre-cleared.
          2. Transaction does not need to be reported on quarterly Personal Securities Transaction Report.
          3. Changes to payroll deduction must be within Window Period for officers.
          4.   Transaction is subject to insider trading restrictions.


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     C.   DIVIDEND REINVESTMENT AND CASH INVESTMENT PLAN through LNC

          1.   Transaction does not need to be pre-cleared.
          2. Report transaction on the quarterly Personal Securities Transactions Report.
          3. Additional purchases made through the cash investment portion of the Plan must be made during the Window Period for officers.
          4.   Transactions subject to insider trading restrictions.

     D.   LNC 401(k) Plan

          1.   Transaction does not need to be pre-cleared.
          2. Transaction does not need to be reported on the quarterly Personal Securities Transaction Report.
          3.   Transaction must be during the Window Period for officers.
          4.   Transactions are subject to insider trading restrictions.

VI.  REQUIRED DISCLOSURES AND REPORTS

     The following disclosures and reports are required to be made by all Access Persons.

     A. All Access Persons must disclose brokerage relationships at the time of their employment and at the time of opening any new account.

     B. All Access Persons MUST direct their brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of all confirmations for all securities accounts.

     C. The Personal Securities Transaction Report of all transactions subject to this Code must be filed with the Compliance Officer no later than TEN (10) DAYS after the end of each calendar quarter. The Report must include all securities transactions which each Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

          The Report must be dated, signed and contain the following information:

          1.   the date of the transaction
          2.   the name of the security and its cusip number
          3. the number of shares or the principal amount of each security involved
          4. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)
          5.   the price at which the transaction was effected
          6.   the name of the broker, dealer or bank effecting the transaction.

          THE PERSONAL SECURITIES TRANSACTION REPORT IS REQUIRED EVEN IF THE ACCESS PERSON HAS NO PERSONAL SECURITIES TRANSACTIONS DURING THE QUARTER.


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          The manager and department head of an Access Person will be notified if such person's quarterly Personal Securities Transaction Report is late. If the Personal Securities Transaction Report is late for ANY FOLLOWING QUARTERS, the Access Person and his/her manager will receive a notice stating that the Access Person is in violation of the Code of Ethics and this violation should be considered unsatisfactory performance during the next performance review. Violation of the Code of Ethics can result in serious sanctions by LIM, including possible termination of employment.

          An outside director of a Fund is required to file such reports only if the director, at the time of the transactions, knew or, in the ordinary course of fulfilling his or her official duties as director, should have known that during the 15-day period immediately preceding or after the date of the transaction the same security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or its Adviser. (However, no director shall be presumed to know of such matters solely by reason of being a director or serving on a committee of the Board).

          D. If any security involved in a personal transaction is purchased or sold by a Fund or other client within fifteen days of the personal transaction, the Compliance Officer will request and the Access Person must provide additional information relating to the circumstances surrounding the personal transaction.

          E. All Access Persons must certify annually that they have read and complied with this Code of Ethics and all disclosure and reporting requirements contained herein.

VII. SUPERVISORY

          A. Any question as to whether an employee is an Access Person or Investment Personnel, or other questions concerning the Code of Ethics or transactions in personal accounts, should be directed to the Compliance Officer.

          B. The Compliance Officer shall promptly report to the President of LIM and the Compliance Committee any apparent violations of the requirements contained in this Code of Ethics. The reports will be reviewed and a determination will be made whether or not the Code of Ethics has been violated and what sanctions, if any, should be imposed.

VIII. CONFIDENTIALITY

          All information and reports from any Access Person shall be kept in strict confidence, subject only to disclosure as required by law or to the Compliance Committee as deemed necessary for compliance purposes.


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Dated: July, 1998

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                                    EXHIBIT A

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       s:\comprpts\coe\codeethi.doc



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Lincoln National Convertible Securities Fund, Inc.

Lincoln National Income Fund, Inc.

Variable Annuity Fund A

Multi-Fund Variable Annuity

     -    Lincoln National Social Awareness Fund, Inc.
     -    Lincoln National Money Market Fund, Inc.
     -    Lincoln National Managed Fund, Inc.
     -    Lincoln National Growth Income Fund, Inc.
     -    Lincoln National Bond Fund, Inc.
     -    Lincoln National Special Opportunity Fund, Inc.
     -    Lincoln National Capital Appreciation Fund, Inc.
     -    Lincoln National Aggressive Growth Fund, Inc.
     -    Lincoln National International Fund, Inc.
     -    Lincoln National Global Asset Allocation Fund, Inc.
     -    Lincoln National Equity Income Fund, Inc.
     -    Any funds which may be added to the Lincoln family of funds


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